JOANNA VARVOS PROFESSIONAL CORPORATION
83 Hawkcliff Way N.W.
Calgary, AB T3G 2S3
(403) 241-9454

April 28, 2006

QSound Labs, Inc.
400 – 3115 12th Street NE
Calgary, AB T2E 7J2

Ladies and Gentlemen:

Re:   Registration Statement on Form S-8

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 28, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate 430,000 common shares (the “Shares”) as follows:

(a)	130,000 Shares which may be issued pursuant to the Stock Option Agreements attached as Exhibits to the Registration Statement (“Stock Option Agreements”);

(b)	150,000 Shares which may be issued pursuant to the Employee Stock Option Plan attached as an Exhibit to the Registration Statement (“Employee Plan”); and

(c)	150,000 Shares which may be issued pursuant to the Stock Option Plan for Outside Directors attached as an Exhibit to the Registration Statement (“Directors Plan”).

We have reviewed the corporate actions and examined documents, corporate records and other instruments relating to the authorization of the Shares, and we are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares pursuant to the Stock Option Agreements, the Employee Plan and the Directors Plan.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and Shares issued and paid for in the manner(s) described in the Stock Option Agreements, the Employee Plan and the Directors Plan will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Yours truly,

/s/ Joanna Varvos
Joanna Varvos, Esq.